Exhibit 10.24

CHEMTURA CORPORATION

2010 SHORT-TERM INCENTIVE PLAN

1.           Purpose.  This annual incentive plan (the “Plan”) is applicable to those employees of Chemtura Corporation (the “Company”) and its subsidiaries who are executive officers of the Company (“Covered Employees”), including members of the Board of Directors who are such employees.  The Plan is designed to advance the interests of the Company by enabling the Company to attract, retain, and motivate Covered Employees, by focusing such Covered Employees on pre-established, objective performance goals and by providing such Covered Employees with opportunities to earn financial rewards based on the achievement of such performance goals.

2.           Eligibility.  All Covered Employees shall be eligible to be selected to participate in this Plan.  The Committee shall select the Covered Employees who shall participate in this Plan in any year (each, a “Participant”) no later than 90 days after the commencement of the fiscal year of the Company (or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Participant under this Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e)) (as applicable, with respect to a Participant, the “Determination Date”).  A Participant may be permitted to participate in any other annual incentive plan established by the Company.

3.           Administration.  The Plan shall be administered by the Organization, Compensation and Governance Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the Organization, Compensation and Governance Committee of the Board or such other committee, the “Committee”). The Committee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein: (a) to select Participants; (b) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan.  Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.  Members of the Committee shall not be liable for any act or omission in their capacities as such members, except for bad faith or gross negligence.

4.           Establishment of Performance Goals and Award Opportunities.  No later than the Determination Date for each year, the Committee shall establish in writing the method for computing the amount of compensation that will be payable under the Plan to each Participant in the Plan with respect to such year (i) if the performance goals established by the Committee for the applicable period with respect to such Participant are attained in whole or in part and, (ii) to the extent required by the Committee, if the Participant’s employment by the Company or a subsidiary continues without interruption during the year through the date the Participant’s award is paid pursuant to Section 7 (or such earlier or later date specified by the Committee). Such method shall be stated in terms of an objective formula or standard that precludes discretion, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A), to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant.  Notwithstanding anything to the contrary contained herein, but subject to the terms of any enforceable employment agreement or other contract, the Committee may exercise negative discretion to reduce the amount of any bonus otherwise payable hereunder.

No later than the applicable Determination Date with respect to a performance period, the Committee shall establish in writing the performance goals for such period, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses and/or other one-time or extraordinary items of income, revenue or expense as the Committee may determine: (i) earnings; (ii) net income; (iii) net income applicable to stock; (iv) revenue; (v) cash flow; (vi) return on assets; (vii) return on net assets; (viii) return on invested capital; (ix) return on equity; (x) profitability; (xi) economic value added; (xii) operating margins or profit margins; (xiii) earnings or income before income taxes; (xiv) earnings or income before interest and income taxes; (xv) income before interest, income taxes, depreciation and amortization; (xvi) total stockholder return; (xvii) book value; (xviii) expense management; (xix) capital structure and working capital; (xx) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, gross profit, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures; (xxi) costs; (xxii) employee morale or productivity; (xxiii) customer satisfaction or loyalty; (xxiv) customer service; (xxv) compliance programs; and (xxvi) safety.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; effects of acquisitions and divestitures, including, but not limited to, purchase accounting, income and losses on discontinued operations and gains and losses on the sale of businesses; reorganization effects; fresh start accounting effects; and gains and losses on the extinguishment of debt. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.  Notwithstanding anything to the contrary contained herein, an individual who becomes a Covered Employee after the applicable Determination Date may be selected as a Participant in the Plan.  In such event, the Committee may establish a performance period of less than one year for such Participant or permit the Participant to participate in an existing bonus program, in each case, to the extent permissible under Section 162(m) of the Code.

5.           Maximum Award.  The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $5,000,000.00.

6.           Attainment of Performance Goals Required.  Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year.  Awards may also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year and through the date the Participant’s award is paid pursuant to Section 7 (or such earlier or later date specified by the Committee). In the event of termination of employment by reason of death or disability (as determined by the Committee in its sole discretion) during the Plan year or before a Participant’s award with respect to a year is paid pursuant to Section 7, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. Unless otherwise specified by the Committee, a Participant whose employment terminates prior to the date the Participant’s award with respect to a year is paid pursuant to this Section (or such earlier or later date specified by the Committee) for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.           Shareholder Approval and Committee Certification Contingencies; Payment of Awards.  Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan in a manner that complies with Section 162(m) of the Code (which may include approval by a court). Unless and until such approval is obtained, no award shall be paid or payable pursuant to this Plan. Payment of any award under this Plan shall also be contingent upon the Committee’s certifying, in accordance with applicable treasury regulations under Code Section 162(m) in writing that the performance goals and any other material terms applicable to such award were in fact satisfied. Unless and until the Committee so certifies, such award shall not be paid or payable. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash or in awards granted under the Company’s 2010 Long-Term Incentive Plan (subject to any payroll tax withholding the Company may determine applies).  To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after the 5-year anniversary of initial shareholder approval.  Unless otherwise determined by the Committee prior to the commencement of the calendar year that includes the start of the applicable performance period, payment will be made not later than March 15 of the calendar year immediately following the close of the applicable performance period.  The Committee, in its discretion, may provide that individuals may elect to defer payment of awards provided hereunder, in accordance with such procedures to be established by the Committee, in accordance with Section 409A of the Code, the regulations thereunder, and other applicable law.

8.           Amendment, Termination, and Term of Plan.  The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.  Nothing in this Section 8 shall permit the Board of Directors to modify the terms of any enforceable employment agreement or other contract.

9.           Interpretation and Construction.  Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.  To the extent required by any applicable law, rule or regulation, Awards granted under this Plan shall be subject to any policies adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

10.           Governing Law.  The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

11.           Waiver of a Jury Trial.  The Company and each Participant shall irrevocably and unconditionally waive all right to trial by jury in any proceeding relating to the Plan or any award made hereunder, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any award made hereunder.

12.           Nontransferrability.  No right or interest of any Participant in the Plan shall be assignable or transferable except as designated by the Participant by will or by the laws of descent and distribution, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to execution, levy, garnishment pledge and bankruptcy.